Exhibit 99.3

CINERGY CORP.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	December 31 2003	December 31 2002

ASSETS
Current Assets
Cash and temporary cash investments	$169,120	$200,112
Restricted deposits	92,813	3,092
Notes receivable	189,854	135,873
Accounts receivable less accumulated provision for doubtful accounts of $7,884 at December 31, 2003, and $16,368 at December 31, 2002	1,074,518	1,280,810
Materials, supplies and fuel - at average cost	321,658	319,454
Prepayments and other	89,576	107,086
Energy risk management current assets	305,058	464,028
Total current assets	2,242,597	2,510,455

Property, Plant, and Equipment - at Cost
Utility plant in service	9,705,372	8,641,351
Construction work in progress	275,459	469,300
Total utility plant	9,980,831	9,110,651
Non-regulated property, plant, and equipment	4,477,394	4,616,754
Accumulated depreciation	5,391,629	5,157,040
Net property, plant, and equipment	9,066,596	8,570,365

Other Assets
Regulatory assets	1,012,151	1,022,696
Investments in unconsolidated subsidiaries	494,520	417,188
Energy risk management non-current assets	97,334	162,773
Notes receivable non-current	213,853	—
Other investments	184,044	163,851
Other	310,944	312,435
Total other assets	2,312,846	2,078,943

Assets of Discontinued Operations	4,501	147,265

Total Assets	$13,626,540	$13,307,028

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$1,240,423	$1,318,379
Accrued taxes	217,993	258,613
Accrued interest	68,952	62,244
Notes payable and other short-term obligations	351,412	667,973
Long-term debt due within one year	839,103	176,000
Energy risk management current liabilities	296,122	407,710
Other	107,438	105,026
Total current liabilities	3,121,443	2,995,945

Non-current Liabilities
Long-term debt	4,131,909	4,011,568
Deferred income taxes	1,557,981	1,458,171
Unamortized investment tax credits	108,884	118,095
Accrued pension and other post-retirement benefit costs	662,834	626,167
Energy risk management non-current liabilities	64,861	143,991
Other	203,534	179,767
Total non-current liabilities	6,730,003	6,537,759

Liabilities of Discontinued Operations	11,594	108,833

Total Liabilities	9,863,040	9,642,537

Preferred Trust Securities
Company obligated mandatorily redeemable preferred trust securities of subsidiary holding solely debt securities of the company	—	308,187

Cumulative Preferred Stock of Subsidiaries
Not subject to mandatory redemption	62,818	62,828

Common Stock Equity
Common stock - $0.01 par value; authorized shares - 600,000,000; issued shares - 178,438,369 and 168,663,115 respectively; outstanding shares - 178,336,854 and 168,663,115 respectively	1,784	1,687
Treasury shares at cost - 101,515 at December 31, 2003	(3,255)	—
Paid-in capital	2,195,985	1,918,136
Retained earnings	1,551,003	1,403,453
Accumulated other comprehensive income	(44,835)	(29,800)
Total common stock equity	3,700,682	3,293,476

Total Liabilities and Equity	$13,626,540	$13,307,028

Note:  Prior year’s data has been reclassified to conform with current year’s presentation.